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                                                                      Exh. 99.3

                                 May 1, 2000

TO: The Unsecured Creditors of CRIIMI MAE Inc.

Dear Creditor:

The Official Committee of Unsecured Creditors of CRIIMI MAE Inc. urges you to vote in favor of the enclosed Debtors' Third Amended Joint Plan of Reorganization by marking your ballot to accept the Plan.

I am the Chairman of the Official Committee of Unsecured Creditors. The Committee was appointed by the Office of the United States Trustee shortly after the beginning of this case, and it has been representing the interests of all unsecured creditors of CRIIMI MAE Inc. during this Chapter 11 proceeding. Committee members include both holders of CRIIMI MAE Inc.'s
9 1/8% Senior Notes and non-bondholder unsecured creditors. The Committee has been assisted by counsel, accountants and investment bankers. We have been intimately involved with the proceeding and have participated in extensive negotiations with the Debtor, other parties-in-interest, and potential investors in the Debtor about potential reorganization plans. In addition, at one point, our Committee filed and was pursuing its own plan that competed with the Debtor's plan of reorganization.

However, after a series of lengthy negotiations which ended last month, we reached an agreement with the Debtor with respect to the treatment of unsecured creditors under the Debtor's plan, and the Debtor amended its plan to incorporate this agreed-upon treatment. That treatment is set forth in the accompanying plan and disclosure statement, as the treatment of Class A-9 and A-10 creditors. It provides for the payment of unsecured claims in full with a combination of cash and notes. You should carefully review the plan and disclosure statement to evaluate this treatment.

It is the view of the Unsecured Creditors Committee that it is in the best interest of the unsecured creditors of CRIIMI MAE Inc. to support the Debtor's Plan and to vote to accept that plan. We believe that, under the circumstances faced by the unsecured creditors in this case, reaching an agreement with the Debtor for such treatment was in the best interest of the creditors, and we recommend that creditors vote in favor of the plan so as to receive such treatment.

                                       Yours truly,

                                       /s/ Paul Meiring

                                       Paul Meiring
                                       Chairman
                                       Official Committee of Unsecured Creditors
                                         of CRIIMI MAE Inc.